Exhibit 16.1

Comiskey & Company [Letterhead]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: New Fiber Clothe Technology, Inc. (formerly:  Park Hill Capital III Corp.)

Ladies and Gentlemen,

We were previously the principal accountants for Park Hill Capital III Corp.  (the "Company") and have issued our report dated March 23, 2006 on the audited financial statements of the Company as of December 31, 2005 and 2004.  We have read and agree with the statements contained in Item 4.01 of Form 8-K of New Fiber Clothe Technology, Inc. regarding changes in and disagreements with its principal accountants.

April 5, 2007

Denver, Colorado

/s/Comiskey & Company

PROFESSIONAL CORPORATION